Exhibit 3.2

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FTAI INFRASTRUCTURE INC.

July 29, 2022

FTAI Infrastructure Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

(1)
The name of the Corporation is FTAI Infrastructure Inc. The Corporation was originally formed as a Delaware limited liability company under the name FTAI Infrastructure LLC (the “LLC”). The original Certificate of Formation of the LLC was filed with the office of the Secretary of State of the State of Delaware on December 13, 2021, and a Certificate of Conversion, converting the LLC from a Delaware limited liability company to a Delaware corporation, was filed with the office of the Secretary of State of the State of Delaware on July 29, 2022.

(2)
This Amended and Restated Certificate of Incorporation, which restates and amends the Certificate of Incorporation of the Corporation, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the board of directors and sole stockholder of the Corporation, acting by written consent in lieu of a meeting in accordance with Section 228 of the DGCL.

(3)	The Certificate of Designations of Series A Senior Preferred Stock of the Corporation is attached hereto as Exhibit A and is hereby incorporated herein by this reference

(4)	This Amended and Restated Certificate of Incorporation shall become effective at 12:01 a.m. (Eastern Time) on August 1, 2022 (the “Effective Time”).

(5)	The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is: FTAI Infrastructure Inc. (the “Corporation”).  The Corporation’s business may be conducted in accordance with applicable law under any other name or names, as determined by the Board of Directors of the Corporation (the “Board of Directors”).  The words “Inc.,” “corporation,” or similar words or letters shall be included in the Corporation’s name where necessary for the purpose of complying with the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).  The Board of Directors may change the name of the Corporation at any time and from time to time in accordance with the DGCL and shall notify the Corporation’s stockholders of such change as required by the DGCL or other applicable law.

SECOND: The registered office of the Corporation in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Corporation in the State of Delaware at such registered office shall be The Corporation Trust Company.  The principal office of the Corporation shall be located at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105 or such other place as the Board of Directors may from time to time designate by notice to the stockholders.  The Corporation may maintain offices at such other place or places within or outside the State of Delaware as the Board of Directors determines to be necessary or appropriate.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.  The Corporation shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes described in this Article THIRD.  The Corporation’s term shall be perpetual, unless and until it is dissolved in accordance with the provisions of the DGCL.

FOURTH: The Corporation is authorized to issue up to two billion (2,000,000,000) shares of Common Stock (as defined below), par value $0.01 per share, and two hundred million (200,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”).  All shares of Capital Stock issued pursuant to, and in accordance with the requirements of, this Article FOURTH shall be validly issued, fully paid and nonassessable shares in the Corporation, except to the extent otherwise provided in the DGCL or this Certificate of Incorporation (including any Share Designation (as defined below)).

Each outstanding share of Common Stock shall be entitled to one (1) vote on all matters submitted to stockholders for approval and in the election of the Board of Directors.

Each outstanding share of Preferred Stock that is entitled to vote on any matters as set forth in a Share Designation shall be entitled to the number of votes as set forth in such Share Designation.

Subject to applicable law and the rights, if any, of holders of any outstanding series of Preferred Stock, the Corporation may issue Capital Stock, and options, rights, warrants and appreciation rights relating to Capital Stock, for any corporate purpose at any time and from time to time to such Persons for such consideration (which may be cash, property, services or any other lawful consideration) and on such terms and conditions as the Board of Directors shall determine, all without the approval of any stockholders (except as otherwise provided by applicable law or in any Share Designation). Each share of Capital Stock shall have the rights and be governed by the provisions set forth in this Certificate of Incorporation (which shall, whenever used herein, include any Share Designation).  Except to the extent expressly provided in this Certificate of Incorporation or as otherwise agreed by the Corporation, no Capital Stock shall entitle any stockholder to any preemptive, preferential, or similar rights with respect to the issuance of Capital Stock.

In addition to the Capital Stock outstanding on the date hereof, and without the consent or approval of any stockholders to the extent permitted by applicable law and the rights, if any, of holders of any outstanding series of Preferred Stock, the Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designations, preferences, rights, qualifications, limitations and restrictions in respect thereof (which may be junior to, equivalent to, or senior or superior to, any existing classes of Capital Stock), including without limitation (i) the right to share Corporation profits and losses or items thereof; (ii) the right to share in Corporation distributions, the dates distributions will be payable and whether distributions with respect to such series will be cumulative or non-cumulative; (iii) rights upon dissolution and liquidation of the Corporation; (iv) whether, and the terms and conditions upon which, the Corporation may redeem such Capital Stock; (v) whether such Capital Stock are issued with the privilege of conversion or exchange and, if so, the conversion or exchange price or prices or rate or rates, or any adjustments thereto, the date or dates on which, or the period or periods during which, the Capital Stock will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made; (vi) the terms and conditions upon which such Capital Stock will be issued, evidenced by certificates and assigned or transferred; (vii) the terms and amounts of any sinking fund provided for the purchase or redemption of such Capital Stock; (viii) whether there will be restrictions on the issuance of Capital Stock of the same series or any other class or series; (ix) the right, if any, of the holder of each such Capital Stock to vote on Corporation matters, including matters relating to the relative rights, preferences and privileges of such Capital Stock; and (x) the terms and conditions upon which the size of the Board of Directors is automatically increased, and upon certain conditions, the right of holders of such series of Preferred Stock to elect members of the Board of Directors (“Preferred Stock Directors”).  The creation of any such series of Preferred Stock shall become effective upon the effectiveness of the filing with the office of the Secretary of State of the State of Delaware a certificate (a “Share Designation”) setting forth the terms of such series of Preferred Stock as authorized by the preceding sentence. Unless otherwise provided in the applicable Share Designation, the Board of Directors may at any time increase or decrease the authorized number of shares of any series of Preferred Stock, but not (i) below the number of shares of Preferred Stock of such series then outstanding nor (ii) above the aggregate number of shares of Preferred Stock authorized by the first paragraph of this Article FOURTH.

To the extent permitted by the DGCL and any Share Designation, the Board of Directors may, without the consent or approval of any stockholders, amend this Certificate of Incorporation and make any filings under the DGCL or otherwise, to the extent the Board of Directors determines that it is necessary or desirable in order to reflect any Share Designation of Preferred Stock pursuant to this Article FOURTH.

FIFTH: Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, each distribution in respect of any Capital Stock shall be paid by the Corporation, directly or through the Transfer Agent or through any other Person or agent, only to the Record Stockholder of such Capital Stock as of the Record Date set for such distribution.  Such payment shall constitute full payment and satisfaction of the Corporation’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:

(1)	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)
Except as otherwise provided for or fixed pursuant to the terms of any Share Designation relating to the rights of holders of any series of Preferred Stock to elect Preferred Stock Directors, the number of Directors which shall constitute the whole Board of Directors shall be determined from time to time by resolution adopted by a majority of the Board of Directors then in office, but shall be not fewer than three (3) and no more than nine (9).  The Directors (other than any Preferred Stock Directors) shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the whole Board of Directors (other than any Preferred Stock Directors).  The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. At the time of the execution of this Certificate of Incorporation, the Class I Directors shall have a term expiring on the date of the 2023 annual meeting of stockholders, the Class II Directors shall have a term expiring on the date of the 2024 annual meeting of stockholders, and the Class III Directors shall have a term expiring on the date the 2025 annual meeting of stockholders.  At each succeeding annual meeting of stockholders beginning in 2023, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three (3)-year term and until their successors are duly elected or appointed and qualified.  If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class or from the death, resignation or removal from office of a Director or other cause shall hold office for a term that shall coincide with the remaining term of the Directors of that class, but in no case shall a decrease in the number of Directors shorten the term of any incumbent Director.  Directors need not be stockholders. Each Director (other than any Preferred Stock Directors) elected shall hold office until the third succeeding meeting next after such Director’s election and until such Director’s successor is duly elected and qualified, or until such Director’s death or until such Director resigns or is removed in the manner hereinafter provided. Directors (other than any Preferred Stock Directors) shall be elected by a plurality of the votes of Outstanding Voting Stock present in person or represented by proxy and entitled to vote on the election of Directors at any annual or special meeting of stockholders.  Except with respect to Preferred Stock Directors, the Board of Directors shall present to the stockholders holding Outstanding Voting Stock nominations of candidates for election to the Board of Directors (or recommend the election of such candidates as nominated by others) such that, and shall take such other corporate actions as may be reasonably required to provide that, to the best knowledge of the Board of Directors, if such candidates are elected by the stockholders holding Outstanding Voting Stock, at least a majority of the members of the Board of Directors shall be Independent Directors.  The Board of Directors shall only elect any Person to fill a vacancy on the Board of Directors (other than a vacancy in respect of a Preferred Stock Director) if, to the best knowledge of the Board of Directors, after such person’s election at least a majority of the members of the Board of Directors (other than any Preferred Stock Directors) shall be Independent Directors.  The foregoing provisions of this paragraph shall not cause a Director who, upon commencing his or her service as a member of the Board of Directors was determined by the Board of Directors to be an Independent Director but did not in fact qualify as such, or who by reason of any change in circumstances ceases to qualify as an Independent Director, from serving the remainder of the term as a Director for which he or she was selected.  Notwithstanding the foregoing provisions of this paragraph, no action of the Board of Directors shall be invalid solely by reason of the failure at any time for a majority of the members of the Board of Directors to be Independent Directors.  Any Director or the whole Board of Directors (other than any Preferred Stock Directors) may be removed, only for cause, by the affirmative vote of holders of at least eighty percent (80%) of the then issued and Outstanding Voting Stock, given at an annual meeting or at a special meeting of stockholders holding Outstanding Voting Stock called for that purpose.  A vacancy in the Board of Directors caused by any such removal shall be filled by the Board of Directors as provided in clause (3) of this Article SIXTH.  Any Director serving on a committee of the Board of Directors may be removed from such committee at any time by the Board of Directors.

(3)
Subject to the rights of holders of any one or more series of Preferred Stock then outstanding with respect to the election of Preferred Stock Directors or vacancies in respect thereof, any vacancy on the Board of Directors that results from newly created directorships resulting from any increase in the authorized number of Directors may be filled by a majority of the Directors then in office, provided that a quorum is present, and any other vacancies may be filled by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director or, solely in the event of the removal of the entire Board of Directors, by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then issued and Outstanding Voting Stock.  Any Director of any class elected to fill a vacancy resulting from an increase in the number of Directors of such class pursuant to the foregoing sentence shall hold office for a term that shall coincide with the remaining term of that class and until such Director’s successor is duly elected or appointed and qualified, or until his or her earlier death, resignation or removal.  Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of such Director’s predecessor and until such Director’s successor is duly elected or appointed and qualified, or until his or her earlier death, resignation or removal.

(4)
No Director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.  If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.  If the DGCL is amended hereafter to authorize the elimination of personal liability of any officers of the Corporation for monetary damages for breach of fiduciary duty as an officer, then the personal liability of such officers for monetary damages for breach of fiduciary duty as an officer, shall be eliminated to the fullest extent authorized by the DGCL, as so amended.  Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a Director or (if applicable) officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(5)
In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any by-laws of the Corporation (the “By-Laws”) adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Directors which would have been valid if such By-Laws had not been adopted.

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.  Subject to the rights of holders of any one or more series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

EIGHTH: The Corporation shall indemnify any Indemnified Person who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason the Indemnified Person’s status as such, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a Person who has ceased to be an Indemnified Person and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for Proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any Indemnified Person (or his or her heirs, executors or personal or legal representatives) in connection with a Proceeding (or part thereof) initiated by such Person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.  The right to indemnification conferred by this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any Proceeding in advance of its final disposition upon receipt by the Corporation of a written undertaking by or on behalf of the Indemnified Person receiving advancement to repay the amount advanced if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Corporation under this Article EIGHTH.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article EIGHTH to Indemnified Persons.

The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any Person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested Directors or otherwise.

The Corporation may purchase and maintain at its expense insurance on behalf of any Person entitled to indemnification under this Article EIGHTH against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such Person against such liability under the provisions of this Article EIGHTH.

Any repeal or modification of this Article EIGHTH shall not adversely affect any rights to indemnification and to the advancement of expenses of an Indemnified Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

NINTH:

(1)          Fortress Stockholders.  In anticipation and in recognition that any one or more directors, officers, partners, members, investment professionals or employees of the Fortress Stockholders and their Affiliates may serve as any one or more directors, officers or employees of the FTAI Infrastructure Entities and their Affiliates;

(i)          the FTAI Infrastructure Entities and their Affiliates, on the one hand, and the Fortress Stockholders and their Affiliates, on the other hand, may engage in the same, similar or related lines of business and may have an interest in the same, similar or related areas of corporate opportunities;

(ii)          the FTAI Infrastructure Entities and their Affiliates, on the one hand, and the Fortress Stockholders and their Affiliates, on the other hand, may enter into, engage in, perform and consummate contracts, agreements, arrangements, transactions and other business relations including one or more management agreements and amendments thereof; and

(iii)         the FTAI Infrastructure Entities and their Affiliates will derive benefits therefrom and through their continued contractual, corporate and business relations with the Fortress Stockholders and their Affiliates, the provisions of this Article NINTH are set forth to regulate, define and guide, to the fullest extent permitted by law, the conduct of certain affairs of the FTAI Infrastructure Entities and their Affiliates as they may involve the Fortress Stockholders and their Affiliates and their directors, officers, partners, members, investment professionals or employees, and the powers, rights, duties and liabilities of the FTAI Infrastructure Entities and their Affiliates and their officers, directors and stockholders in connection therewith.

(2)          Related Business Activities.  Except as the Fortress Stockholders and their Affiliates, on the one hand, and the FTAI Infrastructure Entities and their Affiliates, on the other hand, may otherwise agree in writing, the Fortress Stockholders and their Affiliates shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar, or related business activities or lines of business as the FTAI Infrastructure Entities or their Affiliates; (ii) do business with any client, customer, vendor or lessor of any of the FTAI Infrastructure Entities or their Affiliates; or (iii) employ or otherwise engage any officer, director or employee of the FTAI Infrastructure Entities or their Affiliates, and, to the fullest extent permitted by law, the Fortress Stockholders and their Affiliates and directors, officers, partners, members, investment professionals or employees thereof (subject to the provisions of subsection (4) of this Article NINTH), shall not have or be under any fiduciary duty, duty of loyalty or duty to act in good faith or in the best interests of the Corporation or its stockholders and shall not be liable to the Corporation or its stockholders for any breach or alleged breach thereof or for any derivation of any personal economic gain by reason of any such activities of the Fortress Stockholders or any of their Affiliates or of any of their directors’, officers’, partners’, members’, investment professionals’ or employees’ participation therein.

(3)          Corporate Opportunity.  If the Fortress Stockholders or any of their Affiliates, or any directors, officers, partners, members, investment professionals or employees thereof (subject to the provisions of subsection (4) of this Article NINTH), acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity for the Fortress Stockholders or any of their Affiliates, then none of the FTAI Infrastructure Entities or their Affiliates or any stockholder thereof shall have an interest in, or expectation that, such Corporate Opportunity be offered to it or that it be offered an opportunity to participate therein, and any such interest, expectation, offer or opportunity to participate, and any other interest or expectation otherwise due to the Corporation or any other FTAI Entity with respect to such Corporate Opportunity, is hereby renounced by the Corporation on its behalf and on behalf of the other FTAI Infrastructure Entities and their respective Affiliates and stockholders to the fullest extent permitted by law, including in accordance with the provisions of Section 122(17) of the DGCL.  Accordingly, subject to the provisions of subsection (4) of this Article NINTH, (i) none of the Fortress Stockholders or their Affiliates or any directors, officers, partners, members, investment professionals or employees thereof will be under any obligation to present, communicate or offer any such Corporate Opportunity to the FTAI Infrastructure Entities or their Affiliates and (ii) the Fortress Stockholders and any of their Affiliates shall have the right to hold any such Corporate Opportunity for their own account, or to direct, recommend, sell, assign or otherwise transfer such Corporate Opportunity to any person or persons other than the FTAI Infrastructure Entities and their Affiliates, and, to the fullest extent permitted by law, the Fortress Stockholders and their respective Affiliates and directors, officers, partners, members, investment professionals or employees thereof (subject to subsection (5) of this Article NINTH) shall not have or be under any fiduciary duty, duty of loyalty or duty to act in good faith or in the best interests of the stockholders, the other FTAI Infrastructure Entities and their respective Affiliates and stockholders and shall not be liable to the Corporation, the other FTAI Infrastructure Entities or their respective Affiliates and stockholders for any breach or alleged breach thereof or for any derivation of personal economic gain by reason of the fact that any of the Fortress Stockholders or any of their Affiliates or any of their directors, officers, partners, members, investment professionals or employees pursues or acquires the Corporate Opportunity for itself, or directs, recommends, sells, assigns, or otherwise transfers the Corporate Opportunity to another person, or any of the Fortress Stockholders or any of their Affiliates or any of their directors, officers, partners, members, investment professionals or employees does not present, offer or communicate information regarding the Corporate Opportunity to the FTAI Infrastructure Entities or their Affiliates.

(4)          In the event that a director or officer of any of the FTAI Infrastructure Entities or their Affiliates who is also a director, officer, partner, member, investment professional or employee of any Fortress Stockholder or its Affiliates acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity or is offered a Corporate Opportunity, if such knowledge of such potential transaction or matter was not obtained solely in connection with, or such Corporate Opportunity was not offered to such Person solely in, such person’s capacity as director or officer of any of the FTAI Infrastructure Entities or their Affiliates, then (A) such director, officer or employee, to the fullest extent permitted by law, (1) shall be deemed to have fully satisfied and fulfilled such person’s fiduciary duty to the Corporation, the other FTAI Infrastructure Entities and their respective Affiliates and stockholders with respect to such Corporate Opportunity; (2) shall not have or be under any fiduciary duty to the Corporation, the other FTAI Infrastructure Entities and their respective Affiliates and stockholders and shall not be liable to the Corporation, the other FTAI Infrastructure Entities or their respective Affiliates and stockholders for any breach or alleged breach thereof by reason of the fact that any of the Fortress Stockholders or their Affiliates pursues or acquires the Corporate Opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the Corporate Opportunity to another person, or any of the Fortress Stockholders or their Affiliates or such director, officer or employee does not present, offer or communicate information regarding the Corporate Opportunity to the FTAI Infrastructure Entities or their Affiliates; (3) shall be deemed to have acted in good faith and in a manner such Person reasonably believes to be in, and not opposed to, the best interests of the Corporation and its Common Stockholders for the purposes of this Certificate of Incorporation; and (4) shall not have any duty of loyalty to the Corporation, the other FTAI Infrastructure Entities and their respective Affiliates and stockholders or any duty not to derive any personal benefit therefrom and shall not be liable to the Corporation, the other FTAI Infrastructure Entities or their respective Affiliates and stockholders for any breach or alleged breach thereof for purposes of this Certificate of Incorporation as a result thereof and (B) such potential transaction or matter that may be a Corporate Opportunity, or the Corporate Opportunity, shall belong to the applicable Fortress Stockholder or respective Affiliates thereof (and not to any of the FTAI Infrastructure Entities or Affiliates thereof).

(5)          Agreements with Fortress Stockholders.  Subject to any Share Designation, the FTAI Infrastructure Entities and their Affiliates may from time to time enter into and perform one or more agreements (or modifications or supplements to pre-existing agreements) with the Fortress Stockholders and their respective Affiliates pursuant to which the FTAI Infrastructure Entities and their Affiliates, on the one hand, and the Fortress Stockholders and their respective Affiliates, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers, partners, members, investment professionals or employees (including any who are directors, officers, partners, members, investment professionals or employees of both) to allocate corporate opportunities between or to refer corporate opportunities to each other.  Subject to any Share Designation and this Article NINTH, except as otherwise required by law, and except as the Fortress Stockholders and their Affiliates, on the one hand, and the FTAI Infrastructure Entities or their Affiliates, on the other hand, may otherwise agree in writing, no such agreement, or the performance thereof by the FTAI Infrastructure Entities and their Affiliates, or the Fortress Stockholders or their Affiliates, shall be considered contrary to or inconsistent with any fiduciary duty to the Corporation, any other FTAI Entity or their respective Affiliates and stockholders of any director, officer, partner, member, investment professional or employee of the Corporation, any other FTAI Entity or any Affiliate thereof who is also a director, officer, partner, member, investment professional or employee of the Fortress Stockholders or their Affiliates or to any stockholder thereof solely by virtue of the relationship among the parties to such agreement.  Subject to any Share Designation and this Article NINTH, to the fullest extent permitted by law, and except as the Fortress Stockholders or their Affiliates, on the one hand, and the FTAI Infrastructure Entities or their Affiliates, on the other hand, may otherwise agree in writing, none of the Fortress Stockholders or their Affiliates shall have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to in this Article NINTH and no director, officer, partner, member, investment professional or employee of the Corporation, any other FTAI Entity or any Affiliate thereof who is also a director, officer, partner, member, investment professional or employee of the Fortress Stockholders or their Affiliates shall have or be under any fiduciary duty to the Corporation, the other FTAI Infrastructure Entities and their respective Affiliates and stockholders to refrain from acting on behalf of the Fortress Stockholders or their Affiliates in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

(6)          Ambiguity.For the avoidance of doubt and in furtherance of the foregoing, nothing contained in this Article NINTH amends or modifies, or will amend or modify, in any respect, any written contractual arrangement between the Fortress Stockholders or any of their Affiliates, on the one hand and the FTAI Infrastructure Entities or any of their Affiliates, on the other hand.

(7)          Application of Provision.  This Article NINTH shall apply as set forth above except as otherwise provided by law.  It is the intention of this Article NINTH to take full advantage of statutory amendments, the effect of which may be to specifically authorize or approve provisions such as this Article NINTH .  No alteration, amendment, termination, expiration or repeal of this Article NINTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH shall eliminate, reduce, apply to or have any effect on the protections afforded hereby to any director, officer, partner, member, investment professional, employee or stockholder of the FTAI Infrastructure Entities or their Affiliates for or with respect to any investments, activities or opportunities of which such director, officer, partner, member, investment professional, employee or stockholder becomes aware prior to such alteration, amendment, termination, expiration, repeal or adoption, or any matters occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

(8)          Deemed Notice.  Any person or entity purchasing or otherwise acquiring any interest in any Capital Stock shall be deemed to have notice of and to have consented to the provisions of this Article NINTH, in addition to all other provisions of this Certificate of Incorporation.

(9)          Chairman or Chairman of a Committee.  For purposes of this Article NINTH, a Director who is the Chairman of the Board or chairman of a committee of the Board of Directors is not deemed an officer of the Corporation by reason of holding that position unless that Person is otherwise appointed as an officer of the Corporation by the Board of Directors.

(10)        Severability.  If this Article NINTH or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, this Article NINTH shall be deemed to be modified to the minimum extent necessary to avoid a violation of law and, as so modified, this Article NINTH and the remaining provisions hereof shall remain valid and enforceable in accordance with their terms to the fullest extent permitted by law.

(11)        Share Designations. This Article NINTH shall be subject in all respects to the Share Designation adopted in connection with the issuance of the Series A Preferred Stock.

(12)        Neither the alteration, amendment or repeal of this Article NINTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

TENTH:

(1)          Ares Holders.   In anticipation and in recognition that any one or more directors, officers, partners, members, investment professionals or employees of the Ares Holders and their Affiliates may serve as any one or more directors, officers or employees of the FTAI Infrastructure Entities and their Affiliates;

(i) the FTAI Infrastructure Entities and their Affiliates, on the one hand, and the Ares Holders and their Affiliates, on the other hand, may engage in the same, similar or related lines of business and may have an interest in the same, similar or related areas of corporate opportunities;

(ii) the FTAI Infrastructure Entities and their Affiliates, on the one hand, and the Ares Holders and their Affiliates, on the other hand, may enter into, engage in, perform and consummate contracts, agreements, arrangements, transactions and other business relations; and

(ii) the FTAI Infrastructure Entities and their Affiliates will derive benefits therefrom and through their continued contractual, corporate and business relations with the Ares Holders and their Affiliates, the provisions of this Article TENTH are set forth to regulate, define and guide, to the fullest extent permitted by law, the conduct of certain affairs of the FTAI Infrastructure Entities and their Affiliates as they may involve the Ares Holders and their Affiliates and their directors, officers, partners, members, investment professionals or employees, and the powers, rights, duties and liabilities of the FTAI Infrastructure Entities and their Affiliates and their officers, directors and stockholders in connection therewith.

(2)          Related Business Activities.  Except as the Ares Holders and their Affiliates, on the one hand, and the FTAI Infrastructure Entities and their Affiliates, on the other hand, may otherwise agree in writing, the Ares Holders and their Affiliates shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar, or related business activities or lines of business as the FTAI Infrastructure Entities or their Affiliates; (ii) do business with any client, customer, vendor or lessor of any of the FTAI Infrastructure Entities or their Affiliates; or (iii) employ or otherwise engage any officer, director or employee of the FTAI Infrastructure Entities or their Affiliates, and, to the fullest extent permitted by law, the Ares Holders and their Affiliates and directors, officers, partners, members, investment professionals or employees thereof (subject to the provisions of subsection (4) of this Article TENTH), shall not have or be under any fiduciary duty, duty of loyalty or duty to act in good faith or in the best interests of the Corporation or its stockholders and shall not be liable to the Corporation or its stockholders for any breach or alleged breach thereof or for any derivation of any personal economic gain by reason of any such activities of the Ares Holders or any of their Affiliates or of any of their directors’, officers’, partners’, members’, investment professionals’ or employees’ participation therein.

(3)          Corporate Opportunity.  If the Ares Holders or any of their Affiliates, or any directors, officers, partners, members, investment professionals or employees thereof (subject to the provisions of subsection (4) of this Article TENTH), acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity for the Ares Holders or any of their Affiliates, then none of the FTAI Infrastructure Entities or their Affiliates or any stockholder thereof shall have an interest in, or expectation that, such Corporate Opportunity be offered to it or that it be offered an opportunity to participate therein, and any such interest, expectation, offer or opportunity to participate, and any other interest or expectation otherwise due to the Corporation or any other FTAI Entity with respect to such Corporate Opportunity, is hereby renounced by the Corporation on its behalf and on behalf of the other FTAI Infrastructure Entities and their respective Affiliates and stockholders to the fullest extent permitted by law, including in accordance with the provisions of Section 122(17) of the DGCL.  Accordingly, subject to the provisions of subsection (4) of this Article TENTH, (i) none of the Ares Holders or their Affiliates or any directors, officers, partners, members, investment professionals or employees thereof will be under any obligation to present, communicate or offer any such Corporate Opportunity to the FTAI Infrastructure Entities or their Affiliates and (ii) the Ares Holders and any of their Affiliates shall have the right to hold any such Corporate Opportunity for their own account, or to direct, recommend, sell, assign or otherwise transfer such Corporate Opportunity to any person or persons other than the FTAI Infrastructure Entities and their Affiliates, and, to the fullest extent permitted by law, the Ares Holders and their respective Affiliates and directors, officers, partners, members, investment professionals or employees thereof (subject to subsection (5) of this Article TENTH) shall not have or be under any fiduciary duty, duty of loyalty or duty to act in good faith or in the best interests of the stockholders, the other FTAI Infrastructure Entities and their respective Affiliates and stockholders and shall not be liable to the Corporation, the other FTAI Infrastructure Entities or their respective Affiliates and stockholders for any breach or alleged breach thereof or for any derivation of personal economic gain by reason of the fact that any of the Ares Holders or any of their Affiliates or any of their directors, officers, partners, members, investment professionals or employees pursues or acquires the Corporate Opportunity for itself, or directs, recommends, sells, assigns, or otherwise transfers the Corporate Opportunity to another person, or any of the Ares Holders or any of their Affiliates or any of their directors, officers, partners, members, investment professionals or employees does not present, offer or communicate information regarding the Corporate Opportunity to the FTAI Infrastructure Entities or their Affiliates.

(4)          In the event that a director or officer of any of the FTAI Infrastructure Entities or their Affiliates who is also a director, officer, partner, member, investment professional or employee of any Ares Holder or its Affiliates acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity or is offered a Corporate Opportunity, if such knowledge of such potential transaction or matter was not obtained solely in connection with, or such Corporate Opportunity was not offered to such Person solely in, such person’s capacity as director or officer of any of the FTAI Infrastructure Entities or their Affiliates, then (A) such director, officer or employee, to the fullest extent permitted by law, (1) shall be deemed to have fully satisfied and fulfilled such person’s fiduciary duty to the Corporation, the other FTAI Infrastructure Entities and their respective Affiliates and stockholders with respect to such Corporate Opportunity; (2) shall not have or be under any fiduciary duty to the Corporation, the other FTAI Infrastructure Entities and their respective Affiliates and stockholders and shall not be liable to the Corporation, the other FTAI Infrastructure Entities or their respective Affiliates and stockholders for any breach or alleged breach thereof by reason of the fact that any of the Ares Holders or their Affiliates pursues or acquires the Corporate Opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the Corporate Opportunity to another person, or any of the Ares Holders or their Affiliates or such director, officer or employee does not present, offer or communicate information regarding the Corporate Opportunity to the FTAI Infrastructure Entities or their Affiliates; (3) shall be deemed to have acted in good faith and in a manner such Person reasonably believes to be in, and not opposed to, the best interests of the Corporation and its Common Stockholders for the purposes of this Certificate of Incorporation; and (4) shall not have any duty of loyalty to the Corporation, the other FTAI Infrastructure Entities and their respective Affiliates and stockholders or any duty not to derive any personal benefit therefrom and shall not be liable to the Corporation, the other FTAI Infrastructure Entities or their respective Affiliates and stockholders for any breach or alleged breach thereof for purposes of this Certificate of Incorporation as a result thereof and (B) such potential transaction or matter that may be a Corporate Opportunity, or the Corporate Opportunity, shall belong to the applicable Ares Holder or respective Affiliates thereof (and not to any of the FTAI Infrastructure Entities or Affiliates thereof).

(5)          Agreements with Ares Holders.  The FTAI Infrastructure Entities and their Affiliates may from time to time enter into and perform one or more agreements (or modifications or supplements to pre-existing agreements) with the Ares Holders and their respective Affiliates pursuant to which the FTAI Infrastructure Entities and their Affiliates, on the one hand, and the Ares Holders and their respective Affiliates, on the other hand, agree to engage in transactions of any kind or nature with each other.  Subject to any Share Designation and this Article TENTH, except as otherwise required by law, and except as the Ares Holders and their Affiliates, on the one hand, and the FTAI Infrastructure Entities or their Affiliates, on the other hand, may otherwise agree in writing, no such agreement, or the performance thereof by the FTAI Infrastructure Entities and their Affiliates, or the Ares Holders or their Affiliates, shall be considered contrary to or inconsistent with any fiduciary duty to the Corporation, any other FTAI Entity or their respective Affiliates and stockholders of any director, officer, partner, member, investment professional or employee of the Corporation, any other FTAI Entity or any Affiliate thereof who is also a director, officer, partner, member, investment professional or employee of the Ares Holders or their Affiliates or to any stockholder thereof solely by virtue of the relationship among the parties to such agreement.  Subject to this Article TENTH, to the fullest extent permitted by law, and except as the Ares Holders or their Affiliates, on the one hand, and the FTAI Infrastructure Entities or their Affiliates, on the other hand, may otherwise agree in writing, none of Ares Holders or their Affiliates shall have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to in this Article TENTH and no director, officer, partner, member, investment professional or employee of the Corporation, any other FTAI Entity or any Affiliate thereof who is also a director, officer, partner, member, investment professional or employee of the Ares Holders or their Affiliates shall have or be under any fiduciary duty to the Corporation, the other FTAI Infrastructure Entities and their respective Affiliates and stockholders to refrain from acting on behalf of the Ares Holders or their Affiliates in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

(6)          Ambiguity.  For the avoidance of doubt and in furtherance of the foregoing, nothing contained in this Article TENTH amends or modifies, or will amend or modify, in any respect, any written contractual arrangement between the Ares Holders or any of their Affiliates, on the one hand and the FTAI Infrastructure Entities or any of their Affiliates, on the other hand.

(7)          Application of Provision.  This Article TENTH shall apply as set forth above except as otherwise provided by law.  It is the intention of this Article TENTH to take full advantage of statutory amendments, the effect of which may be to specifically authorize or approve provisions such as this Article TENTH.  No alteration, amendment, termination, expiration or repeal of this Article TENTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article TENTH shall eliminate, reduce, apply to or have any effect on the protections afforded hereby to any director, officer, partner, member, investment professional, employee or stockholder of the FTAI Infrastructure Entities or their Affiliates for or with respect to any investments, activities or opportunities of which such director, officer, partner, member, investment professional, employee or stockholder becomes aware prior to such alteration, amendment, termination, expiration, repeal or adoption, or any matters occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

(8)          Deemed Notice.  Any person or entity purchasing or otherwise acquiring any interest in any Capital Stock shall be deemed to have notice of and to have consented to the provisions of this Article TENTH, in addition to all other provisions of this Certificate of Incorporation.

(9)          Chairman or Chairman of a Committee.  For purposes of Article TENTH, a Director who is the Chairman of the Board or chairman of a committee of the Board of Directors is not deemed an officer of the Corporation by reason of holding that position unless that Person is otherwise appointed as an officer of the Corporation by the Board of Directors.

(10)        Severability.  If this Article TENTH or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, this Article TENTH shall be deemed to be modified to the minimum extent necessary to avoid a violation of law and, as so modified, this Article TENTH and the remaining provisions hereof shall remain valid and enforceable in accordance with their terms to the fullest extent permitted by law.

(11)        Neither the alteration, amendment or repeal of this Article TENTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article TENTH shall eliminate or reduce the effect of this Article TENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ELEVENTH: The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

TWELFTH: Special meetings of the stockholders may be called at any time by either (i) the Chairman of the Board, if there be one, or (ii) the Chief Executive Officer, if there be one, and shall be called by any such officer at the request in writing of (i) a majority of the Board of Directors, (ii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers include the authority to call such meetings or (iii) as contemplated by a Share Designation.  Except as otherwise provided by any Share Designation, no stockholders or group of stockholders, acting in its or their capacity as stockholders, shall have the right to call a special meeting of the stockholders.

THIRTEENTH: Subject to the terms of any Share Designation, the Corporation reserves the right to amend, alter, change, or repeal any provision of this Certificate of Incorporation, in the manner now or hereafter prescribed by applicable law, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article THIRTEENTH.

FOURTEENTH:

(1)
Except as provided in clauses (2) and (3) of this Article FOURTEENTH and subject to any Share Designation, the Board of Directors may amend any of the terms of this Certificate of Incorporation or the By-Laws but only in compliance with the terms, conditions and procedures set forth in this clause (1).  If the Board of Directors desires to amend any provision of this Certificate of Incorporation or the By-Laws other than, with respect to the By-Laws, pursuant to Article X of the By-Laws, then it shall first adopt a resolution setting forth the amendment proposed, declaring its advisability, and then, to the extent required by the DGCL, (i) call a special meeting of the stockholders entitled to vote in respect thereof for the consideration of such amendment, (ii) direct that the amendment proposed be considered at the next annual meeting of the stockholders or (iii) in the case of any series of Preferred Stock the holders of which are permitted to act by written consent pursuant to the Share Designation in respect thereof, seek the written consent of such stockholders.  Amendments to this Certificate of Incorporation or the By-Laws may be proposed only by or with the consent of the Board of Directors.  Such special or annual meeting shall be called and held upon notice in accordance with the By-Laws.  The notice shall set forth such amendment in full or a brief summary of the changes to be effected thereby, as the Board of Directors shall deem advisable.  At the meeting, a vote of stockholders entitled to vote thereon shall be taken for and against the proposed amendment.  A proposed amendment (other than amendments that do not require stockholder approval under the DGCL) shall require for its approval the affirmative vote of a Share Majority (as defined below), unless a greater percentage is required under his Certificate of Incorporation, the By-Laws, any Share Designation, applicable law or the rules and regulations of any securities exchange or quotation system on which the Corporation Securities (as defined below) are listed or quoted for trading. An amendment to this Certificate of Incorporation that has been duly approved in accordance with this Article FOURTEENTH, shall be effective upon the effectiveness of its filing with the office of the Secretary of State of the State of Delaware. Notwithstanding the foregoing, except otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (for the avoidance of doubt, including any Share Designation) that relates solely to the terms of one or more series of Preferred Stock if the holders of such series are entitled either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (for the avoidance of doubt, including any Share Designation) or applicable law.

(2)          Notwithstanding clause (1) of this Article FOURTEENTH, the affirmative vote of the holders of Outstanding Voting Stock representing at least two-thirds of the total votes that may be cast by all Outstanding Voting Stock, voting together as a single class, shall be required to alter or amend any provision of this clause (2) or clause (3)(ii) of this Article FOURTEENTH.

(3)

(i)          Notwithstanding the provisions of clause (1) of this Article FOURTEENTH, no provision of this Certificate of Incorporation or the By-Laws that establishes a percentage of Outstanding Voting Stock required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the affirmative vote of holders of Outstanding Voting Stock whose aggregate Outstanding Voting Stock constitute not less than the voting requirement sought to be reduced.

(ii)          Notwithstanding the provisions of clause (1) of this Article FOURTEENTH, but subject to the provisions of clause (2) of this Article FOURTEENTH, no amendment to this Certificate of Incorporation or the By-Laws may change the term of the Corporation.

(iii)          Without limitation of the Board of Directors’ authority to adopt amendments to this Certificate of Incorporation or the By-Laws without the approval of any stockholders as contemplated in clause (1) of this Article FOURTEENTH, and notwithstanding the provisions of clause (1) of this Article FOURTEENTH, any amendment that would adversely affect the rights or preferences of any class or series of Capital Stock in relation to other classes or series of Capital Stock must be approved by the holders of a majority of the Outstanding Capital Stock of the class or series affected.

FIFTEENTH:

(1)	Certain Definitions. For purposes of this Article FIFTEENTH, the following terms shall have the following meanings:

“Agent” shall mean an agent designated by the Board of Directors of the Corporation.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Corporation Securities” shall mean (i) Common Stock, (ii) Preferred Stock (except to the extent described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (within the meaning of Treasury Regulation Section 1.382-4(d)(9)) to purchase Capital Stock (other than preferred stock described in Section 1504(a)(4) of the Code), and (iv) any other interests that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18), or any successor provision.

“Effective Date” shall mean immediately after the Effective Time.

“Excess Securities” shall mean the Corporation Securities which are the subject of the Prohibited Transfer.

“Initial Substantial Shareholder” shall mean a Person who was a Substantial Shareholder as of the Effective Date, other than the initial direct Public Group of the Corporation; provided, however, that if an Initial Substantial Shareholder ceases to be a Substantial Shareholder at any time after the Effective Date, such Person shall cease to be treated as an Initial Substantial Shareholder for purposes of this Article FIFTEENTH.

“Percentage Stock Ownership” shall mean the percentage stock ownership interest in the Corporation of any Person for purposes of Section 382 of the Code as determined in accordance with Treasury Regulation Sections 1.382-2(a)(3), 1.382-2T(g), (h), (j) and (k), 1.382-3(a), and 1.382-4(d) (i.e., the constructive ownership and attribution rules of the Treasury Regulations), including, without limitation, the deemed exercise of options warrants and other rights to acquire stock under certain circumstances; provided, however, that (i) for purposes of applying Treasury Regulation Section 1.382-2T(k)(2), the Corporation shall be treated as having “actual knowledge” of the beneficial ownership of all outstanding Corporation Securities that would be attributed to any Person, and (ii) for the sole purpose of determining the Percentage Stock Ownership of any entity (and not for the purpose of determining the percentage stock ownership of any other Person), Treasury Regulation Section 1.382-2T(h)(2)(i)(A) (treating stock attributed to an entity pursuant to Section 318(a)(2) of the Code as no longer being owned by the entity from which it is being attributed) shall not apply.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, limited liability partnership, trust, syndicate, estate, association, joint venture or similar organization, other entity, or group of persons making a “coordinated acquisition” of Corporation Securities or otherwise treated as an “entity” within the meaning of Treasury Regulation Section 1.382-3(a)(1) or otherwise, and includes, without limitation, an unincorporated group of persons who, by formal or informal agreement or arrangement (whether or not in writing), have embarked on a common purpose or act, and also includes any successor (by merger or otherwise) of any such individual or entity.

“Prohibited Distributions” shall mean any dividends or other distributions that were paid by the Corporation and received by a Purported Transferee with respect to any Excess Securities.

“Prohibited Transfer” shall mean any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article FIFTEENTH.

“Public Group” shall mean a “public group” as that term is defined in Section 382 of the Code and the Treasury Regulations thereunder.

“Purported Transferee” shall mean the purported transferee of a Prohibited Transfer.

“Restriction Release Date” shall mean the earlier of (i) the date on which Section 382 of the Code (and any comparable successor provisions) are repealed, amended or modified in such a way as to render the restrictions imposed by Section 382 of the Code no longer applicable to the Corporation or (ii) the determination by the Board of Directors that (1) an ownership change (within the meaning of Section 382 of the Code and the Treasury Regulations thereunder) would not result in a substantial limitation on the ability of the Corporation (or a direct or indirect subsidiary of the Corporation) to use otherwise available Tax Benefits, (2) no significant value attributable to the Tax Benefits would be preserved by continuing the Transfer restrictions herein, or (3) it is not in the best interests of the Corporation to continue the Transfer restrictions herein.

“Substantial Shareholder” shall mean a Person with a Percentage Stock Ownership of 4.8% or more.

“Tax Benefits” shall mean the net operating loss carryovers, capital loss carryovers, general business credit carryovers, disallowed net business interest expense carryforwards under Section 163(j), foreign tax credit carryovers and any other item that may reduce or result in any credit against any income taxes owed by the Corporation or any of its subsidiaries or refundable credits, including, but not limited to, any item subject to limitation under Section 382 or Section 383 of the Code and Treasury Regulations, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” shall mean, subject to the last sentence of this definition, any direct or indirect sale, transfer, assignment, conveyance, pledge, other disposition or other action taken by a Person, other than the Corporation, that alters the Percentage Stock Ownership of any Person. A Transfer also shall include the creation or grant of an option (within the meaning of Treasury Regulation Section 1.382-4(d)(9)) other than the grant of an option by the Corporation or the modification, amendment or adjustment of an existing option granted by the Corporation. A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation, the modification, amendment or adjustment of an existing option by the Corporation and the exercise by an employee of the Corporation of any option to purchase Corporation Securities granted to such employee pursuant to contract or any stock option plan or other equity compensation plan of the Corporation.

“Treasury Regulation” shall mean the income tax regulations (whether temporary, proposed or final) promulgated under the Code and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

(2)
Investors’ Rights Agreement. Notwithstanding anything contained in this Article FIFTEENTH, any action taken by the Corporation or the Board of Directors or any committee thereof shall be taken in accordance with, and remain subject to in all respects, the terms and conditions of the Investors’ Rights Agreement.

(3)
Restrictions on Transfer. In order to preserve the Tax Benefits, subject to clause (4) of this Article FIFTEENTH, any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio if (a) the transferor is a Substantial Shareholder other than an Initial Substantial Shareholder or (b) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or group of Persons shall become a Substantial Shareholder (other than a Public Group by reason of a Transfer from an Initial Substantial Shareholder) or (ii) the Percentage Stock Ownership interest in the Corporation of any Substantial Shareholder shall be increased (other than that of a Public Group by reason of a Transfer from an Initial Substantial Shareholder).

(4)
Certain Exceptions. The restrictions set forth in clause (3) of this Article FIFTEENTH shall not apply to an attempted Transfer of Corporation Securities if the transferor or the transferee obtains the written approval of the Board of Directors of the Corporation, whether or not a request has been made to the Board of Directors, which approval may be granted or denied in the sole discretion of the Board of Directors. As a condition to granting its approval, the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer will not result in the application of any limitation on the use of the Tax Benefits under Section 382 of the Code; provided that the Board of Directors may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation. The Board of Directors may grant its approval in whole or in part with respect to such Transfer and may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any transferee to Transfer Corporation Securities acquired through a Transfer. Approvals of the Board of Directors hereunder may be given prospectively or retroactively. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Article FIFTEENTH through duly authorized officers or agents of the Corporation. Nothing in this Article FIFTEENTH shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(5)	Treatment of Excess Securities.

  (i)          No officer, director, employee or agent of the Corporation shall record any Prohibited Transfer, and a Purported Transferee shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of Excess Securities. The Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to clause (5)(iii) of this Article FIFTEENTH or until approval is obtained under clause (4) of this Article FIFTEENTH. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Securities (as defined below) shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of clauses (5)(i) or (5)(iii) of this Article FIFTEENTH shall also be a Prohibited Transfer.

  (ii)          The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed transferee or payee furnish the Corporation all information reasonably requested by the Corporation with respect to all the direct and indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article FIFTEENTH, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of Corporation Securities and other evidence that a Transfer will not be prohibited by clause (3) of this Article FIFTEENTH as a condition to registering any Transfer.

  (iii)          If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation. the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with Prohibited Distributions, to the Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which the Corporation Securities may be traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to clause (5)(iv) of this Article FIFTEENTH if the Agent rather than the Purported Transferee had resold the Excess Securities.

  (iv)          The Agent shall apply any proceeds of a sale by it of Excess Securities, and if the Purported Transferee had previously resold the Excess Securities, any amounts received by the Agent from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (A) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (B) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or their fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance, or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (C) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable or successor provision), contributions to which are eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2552 of the Code, selected by the Board of Directors in its discretion; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales), represent a 4.8% or greater Percentage Stock Ownership in any class of Corporation Securities, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 4.79% Percentage Stock Ownership interest in such class shall be paid to two or more such organizations. The Purported Transferee’s sole right with respect to such Corporation Securities shall be limited to the amount payable to the Purported Transferee pursuant to this clause (5)(iv) of this Article FIFTEENTH. In no event shall the proceeds of any sale of Excess Securities pursuant to this Article FIFTEENTH inure to the benefit of the Corporation.

(v)          In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a Substantial Shareholder to violate a restriction on Transfers provided for in this Article FIFTEENTH, the application of clauses (5)(iii) and (5)(iv) of this Article FIFTEENTH shall be modified as described in this clause (5)(v) of this Article FIFTEENTH. In such case, no such Substantial Shareholder shall be required to dispose of any interest that is not a Security, but such Substantial Shareholder and/or any Person whose ownership of Securities is attributed to such Substantial Shareholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Substantial Shareholder, following such disposition, not to be in violation of this Article FIFTEENTH. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in clauses (5)(iii) and (5)(iv) of this Article FIFTEENTH, except that the maximum aggregate amount payable either to such Substantial Shareholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Substantial Shareholder or such other Person. The purpose of this clause (5)(v) of this Article FIFTEENTH is to extend the restrictions in clauses (3) and (5)(iii) of this Article FIFTEENTH to situations in which there is a Prohibited Transfer without a direct Transfer of Securities, and this clause (5)(v) of this Article FIFTEENTH, along with the other provisions of this Article FIFTEENTH, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

(6)	Board Determinations.

  (i)          The Board of Directors of the Corporation shall have the power to determine all matters necessary for determining compliance with this Article FIFTEENTH, including, without limitation: (A) the identification of Substantial Shareholders; (B) whether a Transfer is a Prohibited Transfer; (C) the Percentage Stock Ownership in the Corporation of any Substantial Shareholder; (D) whether an instrument constitutes a Corporation Security; (E) the amount (or fair market value) due to a Purported Transferee pursuant to clause (5)(iv)(B) of this Article FIFTEENTH; (F) whether compliance with any restriction or limitation on stock ownership and transfers set forth in this Article FIFTEENTH is no longer required; and (G) any other matters which the Board of Directors determines to be relevant; and the determination of the Board of Directors on such matters shall be conclusive and binding absent manifest error for all the purposes of this Article FIFTEENTH. In addition, the Board of Directors may, to the extent permitted by law, from time-to-time establish, modify, amend or rescind the By-Laws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article FIFTEENTH for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article FIFTEENTH.

  (ii)          Nothing contained in this Article FIFTEENTH shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (A) accelerate or extend the Restriction Release Date, (B) to the extent permitted by law and the DGCL, authorizes the Corporation to engage in such transactions with the stockholder as to reduce the number of shares in the Corporation owned by such stockholder, Persons or groups covered by this Article FIFTEENTH, (C) modify the definitions of any terms set forth in this Article FIFTEENTH, or (D) modify the terms of this Article FIFTEENTH as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or other provisions of law; provided, however, that the Board of Directors shall not cause there to be such acceleration, extension or modification unless it determines, by adopting a written resolution, that (i) such action is reasonably necessary or advisable to preserve the Tax Benefits, (ii) that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, or (iii) that the continuation of these restrictions is not in the best interests of the Corporation. Stockholders of the Corporation shall be notified of such determination through such method of notice as the Secretary of the Corporation shall deem appropriate.

  (iii)          In the case of an ambiguity in the application of any of the provisions of this Article FIFTEENTH, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article FIFTEENTH requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article FIFTEENTH. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article FIFTEENTH absent manifest error. The Board of Directors may delegate all or any portion of its duties and powers under this Article FIFTEENTH to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article FIFTEENTH through duly authorized officers or agents of the Corporation. Nothing in this Article FIFTEENTH shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(7)
Securities Exchange Transactions. Nothing in this Article FIFTEENTH shall preclude the settlement of any transaction entered into through the facilities of a national securities exchange or any national securities quotation system.  The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article FIFTEENTH and any Purported Transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article FIFTEENTH.

(8)
Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to clause (5)(iii) of this Article FIFTEENTH, then the Corporation shall promptly take all cost effective actions which it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this clause (8) of this Article FIFTEENTH shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article FIFTEENTH being void ab initio or (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article FIFTEENTH.

(9)
Liability. To the fullest extent permitted by law, any stockholder subject to the provisions of this Article FIFTEENTH who knowingly violates the provisions of this Article FIFTEENTH and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

(10)
Notice to Corporation. Any Person who acquires or attempts to acquire Corporation Securities in excess of the limitations set forth in this Article FIFTEENTH shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Prohibited Transfer on the preservation and usage of the Tax Benefits. As a condition to the registration of the Transfer of any Corporation Securities, any Person who is a beneficial, legal, or record holder of Corporation Securities, and any proposed transferee and any Person controlling, controlled by, or under common control with the proposed transferee, shall use commercially reasonable efforts to promptly provide such information as the Corporation may request from time to time in order to determine compliance with this Article FIFTEENTH or the status of the Tax Benefits of the Corporation.

(11)	By-Laws. The By-Laws of the Corporation may make appropriate provisions to effectuate the requirements of this Article FIFTEENTH.

(12)
Certificates. All certificates representing Corporation Securities on or after the Effective Date shall, until the Restriction Release Date, bear a conspicuous legend in substantially the following form:

THE TRANSFER OF SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE FOURTEENTH OF THE CERTIFICATE OF INCORPORATION OF FTAI INFRASTRUCTURE INC., AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION UPON REQUEST.

(13)
Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article FIFTEENTH, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities Exchange Act of 1934, as amended (or similar filings), if any, as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

(14)
Benefits of Article FIFTEENTH. Nothing in this Article FIFTEENTH shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article FIFTEENTH. This Article FOURTEENTH shall be for the sole and exclusive benefit of the Corporation and the Agent.

(15)
Severability. The purpose of this Article FIFTEENTH is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article FIFTEENTH or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article FIFTEENTH.

(16)
Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article FIFTEENTH, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

SIXTEENTH: Notwithstanding anything contained in this Certificate of Incorporation or the By-Laws, any action taken by the Corporation or the Board of Directors or any committee thereof shall be taken in accordance with, and remain subject to in all respects, the terms and conditions of any Share Designation and the Investors’ Rights Agreement.

SEVENTEENTH: Any of the actions or omissions specifically prohibited by this Certificate of Incorporation (for the avoidance of doubt, including any Share Designation) shall be null, void ab initio and of no force or effect. The Corporation shall not, and shall cause its Subsidiaries not to (either directly or indirectly, including by merger, consolidation, operation of law or otherwise), by amendment, modification, repeal, restatement, supplementation, termination or waiver of, or consent to any departure by the Corporation or any of its Subsidiaries from, any provision of this Certificate of Incorporation or through any change of control or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate of Incorporation (for the avoidance of doubt, including any Share Designation).

EIGHTEENTH: For purposes of this Certificate of Incorporation:

“Ares Holders” shall mean Ares Management LLC and its affiliated or managed funds and their respective Affiliates.

“Affiliate” means, with respect to a given person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person; provided, however, that for purposes of this definition and this Article EIGHTEENTH, none of (i) the FTAI Infrastructure Entities and any entities (including corporations, partnerships, limited liability companies or other persons) in which such FTAI Infrastructure Entities hold, directly or indirectly, an ownership interest, on the one hand, or (ii) the Fortress Stockholders and their Affiliates (excluding any FTAI Infrastructure Entities or other entities described in clause (i)), on the other hand, shall be deemed to be “Affiliates” of one another.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of beneficial ownership of, or the power to vote, 10% or more of the securities having voting power for the election of directors (or other persons acting in similar capacities) of such Person or the power otherwise to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“beneficially own” and “beneficial ownership” and similar terms used herein shall be determined in accordance with Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934.

“Business Day” means any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation, or executive order to be closed.

“Capital Stock” means a share issued by the Corporation that evidences a stockholder’s rights, powers and duties with respect to the Corporation pursuant to this Certificate of Incorporation (for the avoidance of doubt, including any applicable Share Designation) and the DGCL. Capital Stock may be Common Stock or Preferred Stock, and may be issued in different classes or series.

“Common Stock” means any Capital Stock that is not Preferred Stock.

“Corporate Opportunity” shall include, but not be limited to, business opportunities that the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are ones in which the Corporation has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of the Fortress Stockholders or any of their Affiliates or their officers or directors will be brought into conflict with that of any of the FTAI Infrastructure Entities or their Affiliates.

“Director” means a member of the Board of Directors of the Corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Fortress Affiliate Stockholders” shall mean (i) any Director of the Corporation who may be deemed an Affiliate of Fortress Investment Group LLC (“FIG” or the “Manager”), (ii) any director or officer of FIG or its Affiliates and (ii) any investment funds (including any managed accounts) managed directly or indirectly by FIG or its Affiliates or the Manager or its Affiliates.

“Fortress Stockholders” shall mean each Fortress Affiliate Stockholder and each Permitted Transferee.

“FTAI Infrastructure Entities” means the Corporation and its Subsidiaries, and “FTAI Entity” shall mean any of the FTAI Infrastructure Entities.

“Governmental Entity” shall mean any national, state, provincial, municipal, local or foreign government, any court, arbitral tribunal, administrative agency or commission, or other governmental or regulatory authority, commission, or agency, or any non-governmental, self-regulatory authority, commission, or agency.

“Indemnified Person” means (a) any Person who is or was a Director, officer or tax matters partner of the Corporation, (b) any Person who, while serving as a Director or officer of the Corporation, is or was serving at the request of the Corporation as an officer, director, member, manager, partner, tax matters partner, fiduciary or trustee of another Person (including any Subsidiary); provided that a Person shall not be an Indemnified Person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (c) any Person the Board of Directors designates as an “Indemnified Person” for purposes of this Certificate of Incorporation.

“Independent Director” means a Director who (i) qualifies as an “independent director” within the meaning of the corporate governance listing standards from time to time adopted by Nasdaq (or, if at any time the Common Stock is not listed on the Nasdaq and are listed on a stock exchange other than the Nasdaq, the applicable corporate governance listing standards of such stock exchange) with respect to the composition of the board of directors of a listed company (without regard to any independence criteria applicable under such standards only to the members of a committee of the board of directors), (ii) in the case of Directors elected other than pursuant to a Share Designation, also satisfies the minimum requirements of director independence of Rule 10A-3(b)(1) under the Exchange Act (as from time to time in effect), whether or not such Director is a member of the audit committee and (iii) is not a Related Party of FIG, any other manager or sub-manager of the Corporation or any of its subsidiaries, or any other Person performing similar duties or functions.

“Investors’ Rights Agreement” means the Investors’ Rights Agreement, dated as of August 1, 2022, by and between the Corporation and the parties listed on Exhibit A thereto from time to time as an “Investor” and any Transferees (as defined in the Investors’ Rights Agreement) who become party to the Investors’ Rights Agreement in accordance with its terms.

“Outstanding” means, with respect to a class or series of Capital Stock, all Capital Stock of such class or series that are issued by the Corporation and reflected as outstanding on the Corporation’s books and records as of the date of determination.

“Permitted Transferee” shall mean, with respect to each Fortress Stockholder, and subject to the restrictions set forth in Article FIFTEENTH, (i) any other Fortress Stockholder, (ii) such Fortress Stockholder’s Affiliates and (iii) in the case of any Fortress Stockholder, (A) any member or general or limited partner of such Fortress Stockholder, (B) any corporation, partnership, limited liability company, or other entity that is an Affiliate of such Fortress Stockholder or any member, general or limited partner of such Fortress Stockholder (collectively, “Fortress Stockholder Affiliates”), (C) any investment funds managed directly or indirectly by such Fortress Stockholder or any Fortress Stockholder Affiliate (a “Fortress Stockholder Fund”), (D) any general or limited partner of any Fortress Stockholder Fund, (E) any managing director, general partner, director, limited partner, officer, or employee of any Fortress Stockholder Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee, or beneficiary of any of the foregoing persons described in this clause (E) (collectively, “Fortress Stockholder Associates”); or (F) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, consist solely of any one or more of such Fortress Stockholders, any general or limited partner of such Fortress Stockholders, any Fortress Stockholder Affiliates, any Fortress Stockholder Funds, any Fortress Stockholder, in each case, solely in such capacities.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.

“Record Date” means, with respect to any class or series of Capital Stock, the date established by the Board of Directors for determining (a) the identity of the Record Stockholders of such class or series of Capital Stock entitled to notice of, or to vote at, any meeting of stockholders or entitled to exercise rights in respect of any lawful action of stockholders, in each case to the extent applicable to such class or series of Capital Stock, or (b) the identity of Record Stockholders of such class or series entitled to receive any report or payment of any dividend or other distribution on such class or series of Capital Stock or to participate in any offer for such class or series of Capital Stock.

“Record Stockholder” or “holder” means the Person in whose name such Capital Stock is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day or otherwise the person in whose name such Capital Stock is registered on the books that the Corporation has caused to be kept as of the opening of business on such Business Day.

“Related Party” means, with respect to any Person, (a) any Affiliate of such Person or any of such Person’s subsidiaries, and (b) any current officers, directors, employees, investment professionals or agents of such initial Person or the Persons described in clause (a) and their respective spouses, parents, parents-in-law, step-parents, children, step-children, siblings, siblings-in-law and step-siblings.

“Series A Preferred Stock” means the Series A Senior Preferred Stock of the Corporation, par value $0.01 per share.

“Share Majority” means a majority of the total votes that may be cast by holders of all Outstanding Voting Stock.

“Subsidiary” with respect to any Person means: (i) a corporation, a majority of whose capital stock with voting power, under ordinary circumstances, to elect Directors is at the time, directly or indirectly owned by such Person, by a Subsidiary of such person, or by such Person and one or more Subsidiaries of such person, without regard to whether the voting of such capital stock is subject to a voting agreement or similar Restriction, (ii) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (A) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (B) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company or (iii) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (A) the power to elect or direct the election of a majority of the members of the governing body of such Person (whether or not such power is subject to a voting agreement or similar restriction) or (B) in the absence of such a governing body, a majority ownership interest.

“Transfer” means, with respect to any Capital Stock, a transaction by which the Record Stockholder of any Capital Stock assigns such Capital Stock to another Person who is or becomes a stockholder, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

“Transfer Agent” means, with respect to any class of Capital Stock, such bank, trust company or other Person (including the Corporation or one of its Affiliates) as shall be appointed from time to time by the Corporation to act as registrar and transfer agent for such class of Capital Stock; provided that if no Transfer Agent is specifically designated for such class of Capital Stock, the Corporation shall act in such capacity.

“Voting Stock” means the Capital Stock issued after the effectiveness of this Certificate of Incorporation that entitles the Record Stockholder thereof to vote on matters submitted for consent or approval of stockholders.

* * * *

This Certificate of Incorporation shall become effective at the Effective Time.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf on the date first written above.

FTAI INFRASTRUCTURE INC.

By:	/s/ Kenneth Nicholson
Name: Kenneth Nicholson
Title: Chief Executive Officer

Exhibit A

[Attached]